Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vroom, Inc. of our report dated March 12, 2020, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and Management’s Plan, as to which the date is May 12, 2020, relating to the financial statements, which appears in Vroom, Inc.’s Prospectus dated June 8, 2020, filed pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-238482).

/s/ PricewaterhouseCoopers LLP

New York, New York

June 10, 2020